                           RIDER FOR LEVEL TERM INSURANCE BENEFIT ON
                           DEPENDENT CHILDREN

                           This benefit is a part of this contract only if it is listed on a contract data page.

Benefit                    We will pay the  amount of term  insurance  under  this  benefit  if we  receive  due proof that a dependent child died while this  contract  was in force on a  premium-paying  basis and before the term  insurance provided by the  benefit on his or her life ends.  But our  payment is subject to all the  provisions  of this benefit and of the rest of this contract.

                           The phrase  dependent child means the Insured's  child,  stepchild,  or legally adopted child who:
                           (1) has reached  the 14th day after  his or her date of  birth;  (2) has not  reached  the first  contract anniversary on or after his or her 25th birthday;  and either (3) just before the contract date of this contract was insured under the earlier  contract  that was converted or changed to this  contract;  or (4) is acquired by the
                           Insured on or after the date of this contract but before the child's 18th birthday.

                           We show the amount of term insurance  under this benefit on a contract data page. The insurance on each dependent  child's  life will end on the  earliest  of:  (1) the end of the day  before  the first contract anniversary on or  after  the  child's  25th  birthday;  (2) the  end of the day  before  the  first  contract anniversary on or after the  Insured's  75th  birthday;  and (3) the end of the last day before the  contract  date of any other contract to which the insurance on the dependent child is converted or changed.

Benefit Charges            The monthly  charge for this benefit is deducted each month from the contract  fund. The amount of that charge is shown under  Adjustments to the Contract Fund.  Monthly charges for this benefit stop on the earlier of the date of the Insured's  death,  and the first  contract  anniversary on or after the
                           Insured's 75th birthday.

                           PAID-UP INSURANCE

Paid-up Insurance on a     If the Insured  dies while this  contract is in force and not in default  past the last day of the
Dependent Child            grace period, any term  insurance  provided by this  benefit on a dependent  child's  life will become  paid-up term insurance.

                           While this  paid-up  insurance  is in effect,  the  contract  will  remain in force.  The  paid-up insurance will have cash values but no loan value.

                           If this benefit becomes  paid-up,  it may be surrendered for its net cash value.  This will be the net value on the date of surrender of the paid-up insurance.  But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that  anniversary.  To compute  this net cash value,  we use the Commissioners  2001 Standard  Ordinary  Mortality Table. We use continuous  functions based on age last birthday. We use an effective interest rate of 4% a year.

                           We will usually pay any cash value  promptly.  But we have the right to postpone  paying it for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year.

                           CONVERSION OF INSURANCE ON A DEPENDENT CHILD

Right to Convert           The insurance on each dependent child may be converted under this rider to a new contract of life insurance.  The insurance on each child's life may be converted only once and once converted,  all coverage under this rider on such child will end.  Except as we state in the next  paragraph,  a conversion may be made only on (a) the day the insurance  ends as described in the last  paragraph  under Benefit  above, and (b) each contract  anniversary  on or  immediately  following  his or her 18th,  22nd,  and 25th  birthdays provided that such  anniversary  occurs  before the  insurance  ends. It will not be necessary to prove that the child is insurable.

Conditions                 The right to convert to a new contract is subject to these  conditions:  (1) The  insurance on the child must be converted  while  the  contract  is in force  and not in  default  past the last day of the  grace period. (2) The amount of the new contract  must meet the minimum as we describe  under  Contract  Specifications.
                           (3) We must receive a written  application  for the new contract no later than the date the insurance may be converted.

                           The new contract  will not take effect unless the premium for it is paid while the child is living and within 31 days after its contract  date.  If the premium is paid as we state,  it will be deemed that the insurance under the new contract took effect on its contract date.

Premium Credit             When the insurance on a dependent child is converted, we will allow a premium credit on the first premium for the new  contract.  The credit is equal to the lesser of $1.00 for each full $1,000 of the term insurance under this benefit and $1.00 for each full $1,000 of the new contract's basic amount of insurance.

Contract Date              The date of the new contract will be the day after the date the  insurance on the dependent  child is converted.

Contract Specifications    The new contract will be in the standard,  non-smoking rating class. We will set the issue age and the premiums for the new contract in accordance with our regular rules in use on its contract date.

                           Except  as we  state in the next  sentence,  the new  contract  may be any life  policy  we or the
                           Prudential Insurance  Company of America  regularly issue on its contract date for the standard,  non-smoking rating class,  requested  amount,  issue age, and sex. It may not be: one that insures anyone in addition to the child;  one that includes or provides for term insurance,  other than extended  insurance;  or one with any benefit other than the basic insurance benefit and the waiver benefit we refer to below.

                           The basic amount of the new  contract may be any amount as long as it is at least  $25,000 and not more than five times the amount of  insurance  on the child's  life under this  benefit.  If the amount requested is smaller than the smallest  amount we would  regularly  issue on the requested plan, a new contract for as low as $25,000 on the Life Paid Up at Age 85 plan will be issued if you ask.

                           If the new  contract  requires  premium  payment to at least age 85, if asked,  we will  include a benefit for waiving  premiums  in the event of the  disability  of the person  insured  if we would  include a waiver benefit in other contracts like the new one.

                           We will not waive any premium  under the new contract  unless the  disability  started on or after its contract  date.  And we will not waive any premium under the new contract  unless it has a benefit for waiving premiums in the event of disability, even if we have waived premiums under this contract.

                           Any  benefit  for  waiving  premiums  in the new  contract  will be the  same  one  with  the same provisions that we put in other  contracts like it on the new contract date. In any of these  paragraphs,  when we refer to other  contracts,  we mean contracts we would regularly issue on the same plan as the new contract and for the standard, non-smoking rating class, requested amount, issue age and sex.

                           MISCELLANEOUS PROVISIONS

Changes                    The insurance on a dependent  child may be changed to a new contract of life insurance  other than in accordance  with the  requirements we state in this form. But this kind of change may be made only if we consent, and will be subject to conditions and charges that are then determined.

Beneficiary                The word beneficiary where we use it in this contract without  qualification means the beneficiary for insurance payable upon the death of the Insured.

                           On the contract date, the following two statements apply, unless we issue the contract with an endorsement that states otherwise: (1) The beneficiary for insurance payable upon the death of a dependent  child will be the  Insured if living,  otherwise  the  beneficiary  for this  insurance payable upon the death of the  Insured.  (2) If no such  beneficiary  is living when  insurance  under this benefit becomes payable,  we will make the payment in one sum to the estate of the later to die of the Insured and such beneficiary.

                           You may  designate or change a  beneficiary  for  insurance  payable upon the death of a dependent child by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed.  If we receive your request,  and the contract if we ask for it, we will file and record the change and it will take  effect as of the date you  signed  the  request.  But if we make any  payment(s)
                           before we receive the request, we will not have to make the payment(s) again. Any beneficiary's  interest is subject to the rights of any assignee we know of. When a beneficiary is designated,  any  relationship  shown is to the Insured, unless otherwise stated.

Reinstatement              If this  contract is  reinstated,  it will not include the  insurance  that we provide  under this benefit on the dependent  children  unless you prove to us on or within 15 days  after the date of  reinstatement that each child who is to be insured is insurable  for the benefit.  If you do not submit such proof for any child, the benefit may be reinstated  if all the other  conditions  are met to reinstate  the  contract.  Any child for whom proof is not submitted,  however, will not be insured under the reinstated benefit, and you may be required to send the contract to us for endorsement.

Incontestability           Except for non-payment of premium,  we will not contest this benefit with respect to the insurance on any dependent  child's life after it has been in force during the child's  lifetime for two years from the latest of (1)the date the level  term  insurance  benefit  on  dependent  children  began  under  the  earliest contract; (2) the date of any rider that added the child for coverage  under any such earlier  contract;  and (3) if there was a later reinstatement of any such earlier contract, the date of the most recent reinstatement.

                           TERMINATION OF BENEFIT

                           This benefit will end on the earliest of:

                           1.  the end of the last day of the grace period if the contract is in default;

                           2.  the end of the day  before  the first  contract  anniversary  on or after the  Insured's  75th birthday;

                           3.  the date the  contract  is  surrendered  for its net cash  value if it has one or the  paid-up insurance, if any, under the benefit is surrendered; and

                           4.  the date the contract ends for any other reason.

                           Further,  if you ask us in the premium  period in a form that meets our needs,  we will cancel the benefit as of the first monthly date on or after the date we receive your request.  Monthly charges due then and later will be reduced accordingly.

                           This Supplementary Benefit rider attached to this contract on the Contract Date

                           Pruco Life Insurance Company,

                           By

                                        Secretary